                                                                    EXHIBIT 23.2


The Board of Directors
Eckerd Corporation and Subsidiaries:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our reports refer to a change in accounting policy in fiscal year 1994 related to the timing of the recognition of closed store obligations.



/s/ KPMG Peat Marwick LLP

Tampa, Florida
January 23, 1997